Exhibit 5.2

Louis H. Diamond
(202) 452-7950
diamondlh@silmul.bipc.com

May 31, 2002

Board of Directors
Beagle Holdings, Inc.
1750 Tysons Boulevard
Suite 1300
McLean, VA 22102

Ladies and Gentlemen:

     We have served as counsel to the Beagle Holdings, Inc. Employee Ownership, Savings and Investment Plan (the Plan) established by Beagle Holdings, Inc., a corporation organized under the laws of Delaware.

     The legal opinions expressed herein are based upon certain additional factual assumptions, the validity of which is not properly the subject of a legal opinion, and on which we therefore express no opinion. These assumptions are as follows:

Assumptions

     1.     Beagle Holdings, Inc. is a validly organized corporation under Delaware law and has made a valid election to be taxed as an S corporation and this election is now in effect.

     2.     The Plan is sponsored by Beagle Holdings, Inc. and the Plan owns 100% of Beagle Holdings, Inc. stock.

     3.     For purposes of the second opinion presented in the next section, the Plan continues to be a qualified plan under Section 401(a) of the Code and an “employee stock ownership plan” under Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA, and Beagle Holdings, Inc. continues to qualify as an S corporation under the Code.

Opinions

     The law covered by the opinions expressed herein is limited to the Federal laws of the United States of America. Based upon the foregoing and subject to the exceptions, qualifications and limitations set forth herein and in the Legal Opinion Accord of the

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American Bar Association Section of Business Law (1991) (the Accord), we are of the opinion that:

     1.     The Plan, in form, satisfies the applicable provisions of ERISA and the provisions applicable to a qualified plan under Sections 401(a) of the Code and to an “employee stock ownership plan” under Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA.

     2.     The Plan is a permitted S corporation shareholder and because Beagle Holdings, Inc. is 100% owned by the Plan, the income attributable to the stock held within the Plan will not be subjected to either a current federal income tax or the unrelated business income tax.

Discussion

     The Plan has been established pursuant to the appropriate corporate resolutions. The provisions of the Plan satisfy, in all material respects, the applicable provisions of ERISA and the provisions applicable to a qualified plan under Sections 401(a) and 501(a) of the Code and to an “employee stock ownership plan” under Section 4975(e) (7) of the Code and Section 407(d) (6) of ERISA. We note that Beagle Holdings, Inc. has agreed to apply for a determination letter from the Internal Revenue Service (IRS) to the effect that the Plan will qualify and is exempt from tax under the referenced Code sections, and we assume for purposes of this opinion Beagle Holdings, Inc. will timely adopt any retroactive amendments to the Plan which may be required as a condition to issuing such a favorable determination letter.

     Upon such timely application and adoption, and receipt of such determination letter, the Plan will qualify and be exempt from taxation under the referenced Code Sections retroactively as of their effective dates. No opinion is rendered herein with respect to compliance by the ESOP or the Trust as to its operations with the requirements of the Code or ERISA.

     Code Section 1361(c)(6) permits tax-exempt organizations described in Code Section 401(a) (such as an ESOP or any other qualified plan) to be a shareholder of an S corporation for taxable years beginning after December 31, 1997. Under Code Section 1366, income of an S corporation passes through to its shareholders. Here, the Plan is the sole stockholder owning 100% of the common stock of Beagle Holdings, Inc. For so long as the Trust remains a tax-exempt organization under Code Section 401(a), all income attributable to the common stock held by the trust will not be subject to current federal income tax.

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     Under Section 512(e)(3) of the Code, an S corporation’s employee stock ownership plan (SESOP) is not subject to the unrelated business income tax (“UBIT”) . Therefore, all income attributable to the common stock held by the Trust is not subject to UBIT.

     This opinion is governed by, and shall be interpreted in accordance with, the Accord. As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction therewith.

     This opinion is furnished to you specifically in connection with the Plan and solely for your information and benefit. This opinion may not be assigned, qualified, used, circulated, quoted, relied upon or otherwise referred to for any other purpose, except (1) to the extent authorized in the Accord, and (2) by assignees of all or part of your rights under the transactions described herein, without our prior written consent.

Sincerely,

SILVERSTEIN AND MULLENS, A DIVISION OF BUCHANAN INGERSOLL, P.C.

/s/ Louis H. Diamond

Louis H. Diamond, Stockholder